Exhibit 10.5

AMENDMENT TO

LETTER AGREEMENT

This Amendment to Letter Agreement (“Amendment”) is entered into by and between SoundThinking, Inc. (“Company”) and Alan Stewart (“Executive”) (each herein referred to individually as a “Party,” or collectively as the “Parties”) as of September 28, 2026 (“Effective Date”).

WHEREAS, Executive is currently employed by the Company as its Chief Financial Officer pursuant to that Letter Agreement dated March 13, 2017 (the “Letter Agreement”); and

WHEREAS, the Compensation and Human Capital Committee of the Company’s Board of Directors has determined that it is advisable and in the best interests of the Company and its stockholders to amend the severance benefits contained in the Letter Agreement, which benefits shall supersede and replace the severance benefits contained in the Letter Agreement or any other agreement or arrangement between Executive and the Company.

NOW THEREFORE, in consideration of Executive’s continued engagement with the Company and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.   Definitions

Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Letter Agreement.

2.   Amendments. The Parties hereby agree that the severance benefits contained in the Letter Agreement shall be amended as follows:

a.	The severance language in the eighth paragraph of the Letter Agreement shall be stricken and amended as follows:

In the event that you are terminated by the Company other than for Cause (as defined below), death or disability, such termination occurs outside of the period between 90 days prior to a Change of Control or 12 months following the occurrence of a Change of Control (defined below) (the time between such dates, the “CIC Period”), you sign and do not revoke a standard release of claims in a form acceptable to the Company or its successor entity (a “Release”), and such Release becomes nonrevocable, effective and enforceable in accordance with its terms within 60 days following the effective date of termination (such date that the Release becomes nonrevocable, effective and enforceable is referred to as the “Release Effective Date”), then you shall receive the following (the “Non-CIC Separation Benefits”):

(i)

lump sum payment to you equal to your monthly base salary for a period of twelve (12) months (the “Severance Payment”), payable as a lump sum on the first regularly scheduled payroll date occurring after the Release Effective Date;

(ii)

if you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for you and your covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue your and your covered dependents’ health insurance coverage in effect for you (and your covered dependents) on the termination date until the earliest of: (i) twelve (12) months following the date on which the termination date occurs (the “COBRA Severance Period”); (ii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans;

(iii)

a lump sum payment equal to a pro-rated portion of the Target Amount of your annual bonus for the fiscal year in which the termination occurs, less applicable withholdings and deductions, calculated based on the number of days elapsed in such fiscal year through the date of termination (the “Pro Rata Bonus”), payable as a lump sum on the first regularly scheduled payroll date occurring after the Release Effective Date; and

(iv)

effective as of your termination date, acceleration of vesting of your outstanding equity awards subject to time-based vesting (excluding awards subject to performance-based vesting conditions), equal to the number of shares that would have vested during the six (6)-month period following your termination date had you remained continuously employed by the Company through such period.

b.	The severance language in the ninth paragraph of the Letter Agreement shall be stricken and amended as follows:

In the event that, during the CIC Period, your employment is terminated by the Company other than for Cause (as defined below), death or disability, or you resign your position with the Company for Good Reason (as defined below), you sign and do not revoke a Release, and such Release becomes nonrevocable, effective and enforceable in accordance with its terms within 60 days following the effective date of termination, then you shall receive the Non-CIC Separation Benefits.

3.   Continuation

Except as set forth herein, all of the terms and conditions set forth in the Letter Agreement, including any exhibits, are unchanged and shall remain in full force and effect and are hereby ratified and confirmed by the Parties hereto. If any provision of this Amendment is inconsistent with the Letter Agreement, the Parties intend that the terms of this Amendment shall control solely to the extent required to make the Letter Agreement consistent with this Amendment. Nothing herein shall change the at-will nature of Executive’s employment. Executive agrees and confirms that nothing herein triggers the Good Reason provision contained in the Letter Agreement.

4.   Construction of Terms

This Amendment constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes any other agreements or promises made to Executive by anyone with respect to this subject matter, whether oral or written. No modification to this Amendment shall be valid unless in writing and signed by the Parties hereto.

5.   Governing Law

This Amendment shall be governed by the laws of the State of California, without regard to the conflicts of law provisions of any jurisdiction.

6.   Counterparts

This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, with the same force and effectiveness as though executed in a single document.

7.   Miscellaneous. This Amendment is subject to and conditioned upon the execution and delivery of the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Transom Signal AcquireCo, LLC, a Delaware limited liability company, and Transom Signal MergerSub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and shall not become effective until the date on which the Merger Agreement is executed and delivered by all parties thereto. In the event that the Merger Agreement is not executed and delivered, or the merger of Merger Sub with and into the Company contemplated thereby is not consummated, or the Merger Agreement is otherwise terminated, this Amendment will be void and of no further force and effect. The Parties agree that this Amendment may only be amended or modified by a written instrument signed by Executive and a duly authorized representative of the Company. This Amendment supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning the subject matter of this Amendment.

8.   Effective Date

The terms and conditions set forth in this Amendment shall be effective as of the Effective Date.

[signature follows below]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Effective Date.

SOUNDTHINKING, INC.		EXECUTIVE

By:	/s/ Ralph A. Clark	By:	/s/Alan R. Stewart

Name: /s/ Ralph A. Clark		Name: Alan R. Stewart

Title: President and Chief Executive Officer

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